EXHIBIT 14.2

Grant Thornton

Consent of Independent Auditors

We have issued our report dated January 30, 2007 accompanying the financial statements of Pointer Localizacion Y Asistencia S.A appearing in the Annual Report of Pointer Telocation Ltd. included in this Amendment No. 1 to the Annual Report on Form 20-F/A for the year ended December 31, 2006.

We hereby consent to the incorporation by reference of said reports in the Registration Statements of Pointer Telocation Ltd., on Form F-3 (File No. 333-111019 effective October 13, 2004, File No. 333-119998, effective November 17, 2004, File No. 333-126257, effective July 15, 2005 and File No. 333-143-399) and on Form S-8 (File No. 333-118897, effective September 10, 2004 and File No. 333-113420, effective March 9, 2004).

/s/ Grant Thornton Argentina S.C.

Buenos Aires, Argentina
July 27, 2007